UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2006

CN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-100460	52-1954386
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

7401 Ritchie Highway, Glen Burnie, Maryland 21060
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (410) 760-7000
Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

As of August 21, 2006, County National Bank (the “Bank”), the wholly-owned banking subsidiary of CN Bancorp, Inc., entered into Amended and Restated Employment Agreements (the “Agreements”) with Jan W. Clark and John G. Warner (each, an “Employee”). Each Agreement is effective as of August 21, 2006 and restates the prior employment agreements of Mr. Clark and Mr. Warner, each dated December 19, 1996. Each Agreement is effective for an initial term of three years and is subject to automatic successive one-year renewals at the end of each year so that the remaining term continues to be three years, unless written notice of non-renewal is provided to the Employee between ten and 30 days prior to the anniversary date of the Agreement. Pursuant to the Agreements, Mr. Clark will continue to serve as President and Chief Executive Officer of the Bank and the Company, and Mr. Warner will continue to serve as Executive Vice President of the Bank and the Company.

Mr. Clark’s Agreement provides for an initial annual base salary of $187,500, which salary will be reviewed by the Bank’s board of directors (the “Board”) annually and may be increased as determined by the Board. Mr. Warner’s Agreement provides for an initial annual base salary of $169,800, which salary will be reviewed by the Board annually and may be increased as determined by the Board. Both Agreements also provide for a bonus at the Board’s discretion and participation in any bonus, incentive and other executive compensation programs as are made available to senior management of the Bank from time to time (together, “Incentive Compensation”), benefits as may be made available from time to time for employees of the Bank, and other benefits, including an annual automobile allowance and life insurance benefits.

Each Agreement also contains severance provisions that call for payments to Mr. Clark or Mr. Warner, as the case may be, in the event that they are terminated without cause or in connection with a change in control (both as defined in the Agreements):

•
If the Agreement is not renewed pursuant to the Bank’s provision of a notice of non-renewal, as provided for in the Agreement, such that the Employee is involuntary terminated without cause, the Employee will receive payments equal to his current base salary, Incentive Compensation awarded to him prior to termination and any benefits (or the cash equivalent thereof), for the remaining term of the Agreement plus an additional 12 months; such payments to be paid one day after six months of termination for payments due for the first six months and thereafter on the Bank’s regular payroll dates.

•
If the Employee is involuntary terminated without cause and is not provided a notice of non-renewal of the Agreement, or in the event of the Employee’s total and permanent disability or death, the Employee or his beneficiary will receive payments equal to the Employee’s current base salary, Incentive Compensation awarded to him prior to termination and any benefits (or the cash equivalent thereof), for the remaining term of the Agreement; such payments to be paid one day after six months of termination for payments due for the first six months and thereafter on the Bank’s regular payroll dates.

•	If the Agreement is terminated following a change in control:

o
the Employee will receive a lump-sum payment equal to the sum of (a) the excess of (i) 2.99 times the Employee’s average annual taxable compensation paid by the Bank during the most recent five taxable years ending before the date of the change in control over (ii) the aggregate present value of all other payments to the Employee in the nature of compensation that are treated for federal income tax purposes as contingent on the change in control, plus (b) a pro-rated annual bonus equal to the greater of the Employee’s target or actual bonus for the year in which the Agreement terminates;

o	all of the Employee’s stock awards will immediately vest; and

o	the Employee will be entitled to medical coverage (or the cash equivalent thereof) for up to two years.

In addition to the foregoing payments, under certain conditions Mr. Clark and Mr. Warner each will be entitled to gross-up payments to the extent such payments result in the imposition of any excise tax, interest or penalties.

Each Agreement contains confidentiality, non-competition and non-solicitation provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CN BANCORP, INC.

By:	/s/ Jan W. Clark
Jan W. Clark
President and Chief Executive Officer

Dated: August 24, 2006